Kinetics Mutual Funds, Inc.
                                   Form N-SAR
                     Semi-Annual Period Ended June 30, 2004


Sub-Item 77K: Changes in Registrant's Certifying Accountant.

PricewaterhouseCoopers LLP ("PWC") was replaced as the auditors for Kinetics Mutual Funds, Inc. (the "Registrant") effective April 22, 2004. The Registrant's Audit Committee participated in and approved the decision to change auditors. PwC's reports on the Registrant's financial statements for the fiscal years ended December 31, 2003 and December 31, 2002 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's fiscal years ended December 31, 2003 and December 31, 2002 and through April 22, 2004, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Registrant's financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On April 22, 2004, the Registrant by action of its Board of Directors upon the recommendation of the Registrant's Audit Committee engaged Tait, Weller & Baker as the independent registered public accounting firm to audit the Registrant's financial statements for the fiscal year ending December 31, 2004. During the Registrant's fiscal years ended December 31, 2003 and December 31, 2002 and through April 22, 2004, neither the Registrant, its portfolios nor anyone on their behalf has consulted Tait, Weller & Baker on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested PwC to furnish it with a letter addressed to the Securities and Exchange Commission stating whether PwC agrees with the statements contained above. A copy of the letter from PwC, dated August 25, 2004, to the Securities and Exchange Commission is filed as an exhibit hereto.